FORM

                              MUTUALMINDS.COM FUND

                            RULE 12B-1 DISTRIBUTION PLAN

                        Adopted by Trustees July 10, 2000

      This Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended, (the "Act") by the MutualMinds.com ________ Fund (the "Fund"), a series of AmeriPrime Advisors Trust (the "Trust"), a registered open-end management investment company. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust or the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

      In reviewing the Plan, the Board of Trustees considered the nature of payments and terms of the proposed Administration Agreement between the Trust on behalf of the Fund and InteractiveFunds.com, Inc. ("IFI"), and the nature and amount of any other payments and fees which may be paid to IFI and its affiliates. The Board of Trustees, including the Disinterested Trustees, concluded that the proposed overall compensation of IFI and its affiliates was fair and not excessive.

      In its considerations, the Board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to IFI or other firms under agreements with respect to the Fund, or by IFI to others, may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Accordingly, the Board of Trustees determined that the Plan also should provide that payments by the Fund and expenditures made by others out of monies received from the Fund which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

      The Board of Trustees' approval included a determination that in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan also has been approved by a vote of at least a majority of the Fund's outstanding voting securities, as defined in the Act.

      The provisions of the Plan are:

          1. Distribution Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of the Fund, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that are engaged in the sale of the Fund, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of the Fund; (b) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that hold shares of the Fund for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of the Fund; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan. Such expenses shall be deemed incurred whether paid directly by IFI or by a third party to the extent reimbursed therefor by IFI. The Fund and IFI are authorized to engage in the activities listed above, and in any other activities which may be deemed to be related to the distribution of the Fund's shares, either directly or through other persons with which the Trust or IFI has entered into agreements related to this Plan.

      2. Prophylactic Provisions. No additional payments are to be made by the Fund as a result of this Plan. To the extent any payments by the Fund to IFI, or others, are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares of the Fund within the context of the Rule, then such payments shall be deemed to have been made pursuant to the Plan.

      3. Written Reports. IFI shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies paid to it under the Plan and the purposes therefor, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued.

      4. Termination. The Plan may be terminated at any time, without penalty, by vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities of the Fund. Any Service Agreement under the Plan may likewise be terminated on not more than sixty (60) days' written notice, and shall terminate automatically in the event of its assignment. Upon termination of the Plan, the obligations of the Fund to make payments hereunder will cease and the Fund will not be required to make any payments for expenses incurred after the date of termination.

      5. Amendments. The Plan may not be amended to increase materially the amount to be spent for distribution and servicing of the Fund shares pursuant to
Section 2 hereof without approval by a majority of the outstanding voting securities of the Fund. All material amendments to the Plan and any Service Agreement entered into with third parties shall be approved by a majority of both (a) the Trustees of the Trust and (b) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on any such amendment.

      6.  Selection of Disinterested Trustees.  So long as the Plan is in
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effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

      7. Relationship to Agreement and Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with The Secretary of State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as Trustees, and not individually, and that the Trust's obligations arising out of this Plan are not binding upon the Trustees or holders of the Trust's shares individually but are binding only upon the assets and property of the Fund. IFI acknowledges that it has received notice of and accepts the limitations of liability as set forth in the Agreement and Declaration of Trust of the Trust. IFI agrees that the Trust's obligations hereunder shall be limited to the Fund and to its assets, and that no party shall seek satisfaction of any such obligation from any shareholder of the Fund, nor from any trustee, officer, employee or agent of the Trust.

      8. Effective Date of Plan. The Plan shall take effect on the day before the first public sale of any of its shares and and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by a majority of both (a) the Trustees of the Trust, and (b) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

      9. Preservation of Materials. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 6 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

      10. Meanings of Certain Terms. As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.